Exhibit 99 (q)(3)

FIRST EAGLE FUNDS

FIRST EAGLE VARIABLE FUNDS

FIRST EAGLE CREDIT OPPORTUNITIES FUND

POWER OF ATTORNEY

The person whose signature appears below hereby appoints Mehdi Mahmud, Sheelyn Michael and David O’Connor and each of them, each of whom may act without the joinder of others, as such person’s attorney-in-fact to sign and file on such person’s behalf individually and in the capacity stated below such registration statements, amendments, post-effective amendments, exhibits, applications and other documents with the Securities and Exchange Commission or any other regulatory authority as may be desirable or necessary in connection with the public offering of shares of each of the First Eagle Funds, First Eagle Variable Funds and First Eagle Credit Opportunities Fund.

/s/	Mandakini Puri
Name:	Mandakini Puri

Date: March 14, 2023